Exhibit 99.1

DATE:  January 4, 2011
FOR IMMEDIATE RELEASE
Media Contact:  David Donaldson (205) 298-3220
Investor Contact:  Mark Warren (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES
CORPORATE OFFICER PROMOTIONS

Birmingham, Ala. - Vulcan Materials Company (NYSE: VMC) today announced senior management changes to be effective February 1, 2011.

Vulcan’s Board of Directors elected Danny R. Shepherd (59) to the position of Executive Vice President – Construction Materials and Daniel F. Sansone (58) to the position of Executive Vice President and Chief Financial Officer.  Mr. Shepherd has more than 25 years of experience with the company and is currently Senior Vice President – East.  Mr. Sansone joined Vulcan in 1988 and is currently Senior Vice President and Chief Financial Officer.

Following the previously announced, February 1, 2011 retirement of Ron McAbee, Senior Vice President – West, Mr. Shepherd will have responsibility for all of Vulcan’s operating divisions and the Corporate Construction Materials functions that support division operations.

In addition to continuing as Vulcan’s Chief Financial Officer, Mr. Sansone will assume responsibility for the Marketing Support Services department and oversee the business development and strategic planning functions.

Commenting on the promotions, Don James, Vulcan’s Chairman and Chief Executive Officer stated, “Danny Shepherd and Dan Sansone have long been key members of our senior management team.  As we continue to streamline our organizational structure, I am pleased to have these two executives with the experience and proven track record of success to assume additional responsibilities.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

#####